Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/CFO	William Q. Sargent Jr./ VP IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com

Auxilium Pharmaceuticals, Inc. Announces

Third Quarter 2008 Financial Results and Operational Highlights

XIAFLEX™ Remains on Track for BLA Submission in Early 2009

Testim® Net Revenues Reach Record $32.6MM, 24.2% Year-over-Year Growth

MALVERN, PA, (October 29, 2008) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced financial results and operational highlights for the quarter ended September 30, 2008. For the third quarter of 2008, Auxilium reported net revenues of $32.6 million compared to net revenues of $26.2 million in the third quarter of 2007.

“I’m extremely proud of our accomplishments in the third quarter. Based on hand surgeons’ encouraging response to the CORD I data at the American Society for Surgery of the Hand (ASSH) meeting in September, we continue to believe that XIAFLEX™ could revolutionize the treatment of Dupuytren’s contracture. Looking forward over the next few months, we expect to complete the clinical follow-up required in our on-going phase III studies in late 2008 and continue to prepare for submission of a XIAFLEX Biologics License Application (BLA) for the Dupuytren’s indication, which we expect to achieve in early 2009,” said Armando Anido, Chief Executive Officer and President of Auxilium. “Additionally, in the third quarter, our sales force continued to drive strong Testim growth in sales, market share and prescription demand. The Auxilium team has provided another quarter of excellent results, and I’d like to congratulate all of our employees who contributed to our success.”

Third Quarter 2008 Operational Highlights:

XIAFLEX:

•

In September, the positive top-line efficacy and safety results from the CORD I phase III clinical trial for XIAFLEX in the treatment of Dupuytren’s contracture were presented at the 63rd annual ASSH meeting in Chicago, IL by Dr. Larry Hurst, Professor & Chair, Department of Orthopedics, State University of New York at Stony Brook.

•

Auxilium began to enroll patients in the Phase IIb randomized, double-blind, placebo-controlled study that is designed to assess the safety and efficacy of XIAFLEX in patients with Peyronie’s disease. The study is expected to enroll at least 120 patients at approximately 11 sites throughout the U.S., and patients will be monitored for 36 weeks following the first injection.

•	The Company continues to hold discussions with potential partners as it explores partnership opportunities for the commercialization and development of XIAFLEX in the EU.

TESTIM:

•

According to IMS Health, Inc. (IMS), 136,800 total prescriptions for Testim, which was the Company’s highest quarterly level, were dispensed in the third quarter of 2008, representing a 24.7% growth over the third quarter of 2007.

•	Testim ended the month of September with a 22.2% share of total prescriptions for testosterone gels, the highest share ever, up from 20.7% at the end of September 2007, according to IMS.

•	Total prescriptions within the gel segment of the testosterone replacement therapy market in the U.S. grew 16.0% versus the third quarter of 2007, according to IMS.

•	Auxilium continues to enroll patients in its Testim registry in the U.S. (TRiUS) to evaluate short and long term outcomes of testosterone replacement therapy.

COMPANY HIGHLIGHTS:

•	The Company has been nominated again as a top ten finalist in Deloitte and Touche’s 2008 Technology Fast 50 program for the greater Philadelphia area.

Subsequent Events

•

On October 23, 2008, the Company and CPEX Pharmaceuticals, Inc. (CPEX) received a notice from Upsher-Smith Laboratories, Inc. (Upsher-Smith) advising of the filing by Upsher-Smith of an Abbreviated New Drug Application (ANDA) containing a Paragraph IV certification under 21 U.S.C. Section 355(j) for testosterone gel. This Paragraph IV certification notice refers to CPEX’s U.S. Patent No. 7,320,968 (the ’968 Patent), which covers Testim. The Paragraph IV certification notice also states that Upsher-Smith does not believe that the testosterone gel product for which it is seeking approval infringes the ’968 Patent.

Third Quarter 2008 Financial Results:

For the quarter ended September 30, 2008, Auxilium reported net revenues of $32.6 million compared to net revenues of $26.2 million in the third quarter of 2007. Shipments of Testim to our ex-U.S. partners were $0.3 million in the third quarter of 2008, compared to $0.5 million of shipments to these partners in the third quarter of 2007. The net loss for the third quarter of 2008 was $10.1 million, or $(0.24) per share, compared to a net loss of $6.9 million, or $(0.17) per share, reported for the third quarter of 2007. Net loss for the third quarter of 2008 includes total stock-based compensation expense of $3.2 million, compared to $1.6 million for the third quarter of 2007.

Gross margin on net revenues was 76.0% for the quarter ended September 30, 2008 compared to 75.5% for the comparable period in 2007. Gross margin reflects the cost of product sold as well as royalty payments made to the Company’s licensor on the sales of Testim. The improvement in gross margin reflects the impact of year-over-year price increases and the decline in low margin international shipments, partially offset by an increase in coupon usage.

Research and development spending for the quarter ended September 30, 2008 was $13.3 million, compared to $9.8 million for 2007. The increase in research and development costs was primarily due to increased spending for clinical development of XIAFLEX and preparing for the BLA filing through headcount additions.

Selling, general and administrative expenses totaled $21.9 million for the quarter ended September 30, 2008 compared with $18.2 million for the year-ago quarter. The increase was primarily due to higher investment in promotional spending for Testim, pre-launch investments in market research and incremental personnel for XIAFLEX, and higher stock-based compensation expense.

As of September 30, 2008, Auxilium had $46.4 million in cash and cash equivalents compared to $48.8 million on June 30, 2008.

Conference Call

Auxilium will hold a conference call today, October 29, 2008 at 10:00 a.m. EDT, to discuss third quarter 2008 financial results and operational highlights. The conference call will be simultaneously web cast on Auxilium’s web site and archived for future review until November 29, 2008.

Conference call details:
Date:	Wednesday, October 29, 2008
Time:	10:00 a.m. EDT
Dial-in (U.S.):	866-271-5140
Dial-in (International):	617-213-8893
Web cast:	http://www.auxilium.com
Passcode:	Auxilium

To access an audio replay of the call:
Access number (U.S.):	888-286-8010
Access number (International):	617-801-6888
Replay Passcode #:	18985821

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing to urologists, endocrinologists, orthopedists and select primary care physicians. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 190-person sales and marketing team. Auxilium has five projects in clinical development. XIAFLEXTM (clostridial collagenase for injection), formerly referred to as AA4500, is in phase III of development for the treatment of Dupuytren’s contracture and is in phase II of development for the treatment of Peyronie’s disease and Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) is in phase I of development. The Company is currently seeking a partner to further develop this product candidate. Auxilium also has one pain product (fentanyl) using its transmucosal film delivery system in phase I of development. Auxilium has rights to seven additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system. Auxilium also has options to all indications using XIAFLEX for non-topical formulations. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts or statements of current condition, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding

•	the timing of completion of the clinical follow-up required in our on-going phase III studies for XIAFLEX for the treatment of Dupuytren’s contracture;

•	the expected enrollment and number of sites for the phase IIb study for XIAFLEX for the treatment of Peyronie’s disease;

•	the timing of the filing of a Biologics License Application with the U.S. Food and Drug Administration for XIAFLEX for the treatment of Dupuytren’s contracture;

•	the interpretation of clinical results; and

•	the potential for XIAFLEX to revolutionize the treatment of Dupuytren’s contracture.

Forward-looking statements often address Auxilium’s expected future financial position, prospects or business strategy and plans and objectives of management for future operations, and often contain the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and “potentially,” and similar expressions. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to:

•	the success of research and development activities;

•	the performance of third-party manufacturers and suppliers;

•	decisions by regulatory authorities as to whether and when to approve drug applications;

•	decisions by regulatory authorities as to whether and when to proceed to the next phase of clinical trials;

•	difficulties or delays in manufacturing;

•	competition from currently marketed products, generic products, and new products;

•	legislative and regulatory action in the jurisdictions in which Auxilium markets or seeks to market its products;

•	claims and concerns that may arise regarding the safety or efficacy of its products; and

•	increase in costs or expenses.

A more detailed list and description of certain risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2007 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net revenues	$32,585	$26,236	$90,603	$67,996

Operating expenses:
Cost of goods sold	7,821	6,421	21,228	17,371
Research and development*	13,279	9,833	39,907	28,256
Selling, general and administrative*	21,931	18,159	65,124	53,867

Total operating expenses	43,031	34,413	126,259	99,494

Loss from operations	(10,446)	(8,177)	(35,656)	(31,498)
Interest income (expense), net	339	1,224	1,509	2,650
Other income (expense), net	—	3	—	—

Net loss	$(10,107)	$(6,950)	$(34,147)	$(28,848)

Basic and diluted net loss per common share	$(0.24)	$(0.17)	$(0.83)	$(0.77)

Weighted average common shares outstanding	41,388,176	39,850,584	41,037,396	37,465,765

* includes the following amounts of stock-based compensation expense:
Research and development	$893	$308	$2,057	$802
Selling, general and administrative	2,295	1,333	6,020	3,479

AUXILIUM PHARMACEUTICALS, INC.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2008	December 31, 2007
Cash and cash equivalents	$46,390	$70,290
Short-term investments	—	5,800
Working capital	34,769	64,861
Long-term investments	3,488	—
Total assets	92,019	106,979
Other long-term liabilities	14,181	11,166
Total stockholders’ equity	41,537	64,016

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com